U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Bragg Capital Trust

Address of Principal Business Office:  100 Queens Road, Charlotte, NC 28204

Telephone Number:  (704) 714-7720

Name and address of agent for service of process: Steve Scruggs, 100 Queens Road, Charlotte, NC 28204

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES (X)                             NO (  )

         SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Charlotte, NC on the 5th day of April, 2002.

         Bragg Capital Trust


         By:  Steve Scruggs

         /s/ Steve Scruggs
         --------------------
         Trustee